Xenetic Biosciences Appoints Timothy Coté, MD, MPH, Former Head of FDA Orphan Drug Division, to Board of Directors

Professor Gregory Gregoriadis, PhD, DSc to retire from Xenetic Biosciences UK subsidiary after 16 years of service

LEXINGTON, MA: February 10, 2014: Xenetic Biosciences, Inc. (OTCBB: GAIFD), a biopharmaceutical company developing next-generation biologic drugs and novel oncology therapeutics, today announced the appointment of Timothy Coté, MD, MPH, to the company’s Board of Directors.

Scott Maguire, CEO of Xenetic Biosciences said, “We are delighted to welcome Tim to the board of Xenetic as his experience in heading the orphan drug division of the U.S. Food and Drug Administration (FDA) and deep knowledge on regulatory affairs in the U.S. and Europe, is a necessary addition to the skill set of the board as we move our products from research into the clinical phase of drug development. Tim’s appointment is part of the planned changes reflecting the move to becoming a more clinically focused company with its key operations in the U.S. We now have a senior U.S. team with experience in the orphan drug market from both the industry and government perspectives, which will help us position our orphan drug candidates for regulatory approvals. Tim’s appointment coupled with Baxter’s $10 million investment and potential $100 million in cash milestones announced last week has provided an exciting start to our life in the U.S.”

“I am excited to join the Xenetic board, particularly at this important stage in the company’s history,” said Dr. Coté. “With a lead product, ErepoXen®, in Phase 2 development and two additional product candidates moving into Phase 1 studies by next year with orphan drug status either granted or applied for in the U.S. and European markets, Xenetic is well positioned to create value for its shareholders.”

Dr. Coté has had an extensive and successful career in the public health service with both government departments and patient advocacy groups. Dr. Coté most recently served as the Chief Medical Officer for the National Organization for Rare Disorders (NORD). Dr. Coté served for four years as the Director of the U.S. FDA Office of Orphan Products Development, where he oversaw a staff of 45 physicians, pharmacists and other professionals and a budget of $17 million in implementation of the U.S. Orphan Drug Act. Before joining the FDA, Dr. Cote was affiliated with the Centers for Disease Control and Prevention (CDC), serving as Country Director for Rwanda. Dr. Cote has also served as Senior Federal Advisor to the Director, District of Columbia Department of Health; Branch Chief, Therapeutics and Blood Safety, FDA Center for Biologics Evaluation and Research (CBER); and Medical Director, Cancer Statistics Branch, National Cancer Institute. In addition, Dr. Coté is Professor of Regulatory Practice at the Keek Graduate Institute teaching modules covering both U.S. and European regulatory affairs. Dr. Cote holds a B.A. from Syracuse University, MPH from Harvard School of Public Health, and MD from Howard University College of Medicine.

Professor Gregory Gregoriadis, PhD, DSc, who was a founder of our wholly-owned subsidiary, Xenetic Biosciences in the UK (“Xenetic UK”) in 1997 and was both a director and Chief Scientific Officer of the UK company, has announced he is retiring after 16 years with the Company.

Scott Maguire commented, “It is with great personal regret that we announce the retirement of Professor Gregory Gregoriadis. As a founder of Xenetic, he was tireless in his support for his colleagues during its early development. Personally, I formed a strong working relationship with Gregory, but respect his decision to retire as the focus of the Company has moved to the U.S. and towards clinical development. We look forward to Gregory’s continuing contribution as a member of our Scientific Advisory Board where his input around strengthening our patent portfolio will be valued.”

About Xenetic Biosciences

Xenetic Biosciencesis is a biopharmaceutical company developing next-generation biologic drugs and novel oncology therapeutics. Xenetic’s proprietary drug technology platforms include PolyXen® for creating next generation biologic drugs by extending the efficacy, safety and half-life of biologic drugs and OncoHist® for the development of novel oncology drugs focused on orphan indications. Xenetic’s lead product candidates include ErepoXen®, an improved, polysialylated form of erythropoietin (EPO) for the treatment of anemia in pre-dialysis patients with chronic kidney disease and OncoHist®, a recombinant human histone H1.3 molecule which Xenetic is developing for the treatment of refractory Acute Myeloid Leukemia (AML). Xenetic is developing a novel series of polysialylated blood coagulation factors through its license agreement with Baxter International Inc. Xenetic is also developing a broad pipeline of clinical candidates for next generation biologics and novel oncology therapeutics in a number of orphan disease indications. For more information, please visit the company's website at www.xeneticbio.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate" and "intend," among others. These forward-looking statements are based on Xenetic’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Xenetic does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Contact:

Xenetic Biosciences, Inc.

M. Scott Maguire, Chief Executive Officer

+44 (0)20 3021 1500

g.fry@xeneticbio.com

U.S. Contact:

Stern Investor Relations

Paul Cox

212 362 1200

paul@sternir.com

UK/European Contact:

Walbrook PR

Mike Wort

+44 (0)20 7933 8780

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